Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

Smurfit WestRock Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value $0.001 per share	457(c), 457(f)(1) and 457(f)(3)	261,524,872 shares (2)	N/A	$11,287,413,475.52 (3)	0.00014760	$1,666,022.23
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A		N/A
		Total Offering Amounts				$11,287,413,475.52 (3)		$1,666,022.23
		Total Fees Previously Paid						$0
		Total Fee Offsets						$0
		Net Fee Due						$1,666,022.23

(1)	This registration statement relates to the registration of the maximum number of ordinary shares, par value $0.001 per share, of the registrant (the “Smurfit WestRock Shares”) estimated to be issuable to the WestRock stockholders or the WestRock equity award holders by the registrant in connection with the Merger (as defined in the Transaction Agreement) pursuant to the Transaction Agreement, dated as of September 12, 2023 (the “Transaction Agreement”), by and among the registrant, Smurfit Kappa Group plc, Sun Merger Sub, LLC, a wholly owned subsidiary of the registrant, and WestRock Company (“WestRock”).

(2)	Represents the maximum number of Smurfit WestRock Shares estimated to be issuable in connection with consummation of the Merger. The number of Smurfit WestRock Shares being registered is equal to the product obtained by multiplying (i) 261,524,872 shares of WestRock common stock, par value $0.01 per share (“WestRock Stock”), by (ii) the exchange ratio of one Smurfit WestRock Share for each share of WestRock Stock entitled to receive Smurfit Westrock Shares upon consummation of the Merger. The number of shares of WestRock Stock set forth in clause (i) of the prior sentence is equal to the sum of (a) 258,126,423 shares of WestRock Stock issued and outstanding as of March 15, 2024, plus (b) 3,398,449 shares of WestRock Stock that are or may become issuable at or prior to consummation of the Merger pursuant to WestRock equity awards issued and outstanding as of March 15, 2024. In accordance with Rule 416, this Registration Statement also covers an indeterminate number of additional Smurfit WestRock Shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) under the Securities Act, based on (i) the market value of the estimated maximum number of shares of WestRock Stock entitled to receive Smurfit WestRock Shares upon consummation of the Merger, which is equal to the product of (a) the number set forth in clause (i) of the preceding footnote and (b) $48.16, the average of the high and low sale prices of WestRock Stock on the New York Stock Exchange on March 18, 2024, minus (ii) $1,307,624,360, which is the maximum aggregate amount of cash consideration estimated to be paid by Smurfit WestRock to holders of shares of, or equity awards in respect of, WestRock Stock entitled to receive Smurfit WestRock Shares in connection with the consummation of the Merger.